Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-170875) pertaining to the Zogenix, Inc. 2006 Equity Incentive Plan, Zogenix, Inc. 2010 Equity Incentive Award Plan and Zogenix, Inc. 2010 Employee Stock Purchase Plan of our report dated March 4, 2011, with respect to the consolidated financial statements and schedule of Zogenix, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

San Diego, California

March 4, 2011